Exhibit 99.1

NEWS

Georgia Gulf Receives Notice Regarding NYSE Listing

ATLANTA, GA — February 24, 2009 — Georgia Gulf Corporation (NYSE:GGC) (the “Company”) today announced the Company has been notified by the New York Stock Exchange (the “NYSE”) that it is not in compliance with one of the continued listing standards of the NYSE.

Georgia Gulf Corporation is below criteria established by the NYSE because the Company’s total market capitalization has been less than $75 million over a consecutive 30 trading-day period and its last reported shareholders’ equity was less than $75 million at December 31, 2008.

In accordance with NYSE procedures, Georgia Gulf Corporation has 45 days from the receipt of this notice to submit a plan to the NYSE demonstrating how it intends to comply with the NYSE’s continued listing standards within 18 months.  Georgia Gulf Corporation intends to submit a plan to bring the Company into compliance with the listing standards within the required time frame.

If the average closing price of Georgia Gulf Corporation’s common stock is less than $1.00 over a consecutive 30 trading-day period, the Company will receive a formal written notice from the NYSE regarding its non-compliance with an additional NYSE listing standard (the “Closing Price Rule”).  As of February 23, 2009, the average closing price of Georgia Gulf Corporation’s common stock over the last 30 consecutive trading days was $1.08 and the closing price of Georgia Gulf Corporation’s common stock on February 23, 2009 was $0.66.  The Company believes it will be out of compliance with this additional listing standard, unless the market price of its common stock increases significantly in the near term.  In order to remain in compliance with the Closing Price Rule, the share price and the consecutive 30 trading-day closing price of Georgia Gulf Corporation’s common stock must be above $1.00 within six months from the date the Company receives formal notice of non-compliance from the NYSE.  Should the Company fail to meet these standards at the expiration of the six-month period, the NYSE will commence suspension and delisting procedures.

About Georgia Gulf

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products. The Company’s vinyl-based building and home improvement products, marketed under Royal Group brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, and deck, fence and rail products. Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers.

Safe Harbor

This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to continued compliance with covenants in our credit facility, our ability to negotiate covenant relief and waivers from our lenders under the credit facility, and availability of funds thereunder, future global economic conditions, economic conditions in the industries to which our products are sold, uncertainties regarding asset sales, synergies, potential sale-leaseback arrangements, operating efficiencies and competitive conditions, industry production capacity, raw materials and energy costs, uncertainties relating to Royal Group’s business and liabilities and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2007.

Contact:

Georgia Gulf Corporation
Investor Relations:
Martin Jarosick
(770) 395-4524

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